EXHIBIT 99.1

*** For Immediate Release ***

News Release:    November 19, 2010
Contact:        Connie Waks
206.340.2305 cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
Board of Director Election Results
Seattle - The Federal Home Loan Bank of Seattle (Seattle Bank) today announced the results of its 2010 Board of Directors elections, including the election of directors representing Idaho and Wyoming and the district-wide election of two independent directors.

Newly elected David J. Ferries and current Seattle Bank Director Park Price have been elected to serve as member directors. Marianne M. Emerson and Jack T. Riggs, MD, both of whom currently serve on the Seattle Bank's board, have been re-elected as independent directors.

“We are very fortunate to have a highly talented and dedicated Board of Directors, and we are pleased to welcome our new and returning directors to our 2011 board,” stated Seattle Bank Chairman William V. Humphreys. “Our member directors have extensive experience in the financial services industry, and our independent directors bring a range of professional expertise relevant to many aspects of our business. Their guidance and support are critical to ensuring our mission of providing liquidity and funding to the members of our cooperative and the communities they serve.”

Marianne M. Emerson, chief information officer for the Seattle Housing Authority, was re-elected to a new one-year independent directorship expiring December 31, 2011. Prior to joining the Seattle Housing Authority, she served as chief information officer at the Federal Reserve Board in Washington, D.C. She joined the central bank of the United States in 1982 and held a number of IT leadership positions during her tenure there. Ms. Emerson earned a bachelor's degree from Bryn Mawr College and a master of science and a master of business administration degree from the University of Maryland. She has also served as an adjunct lecturer in information security at the Smith School of Business at the University of Maryland.

David J. Ferries, president and chief executive officer of First Federal Savings Bank in Sheridan, Wyoming, was elected to a four-year member directorship expiring December 31, 2014. Prior to joining First Federal Savings Bank in 2002, Mr. Ferries was senior vice president of First Interstate Bank in Billings, Montana, where he held a variety of increasingly responsible positions during his 17 years of service there. He is a director of the Sheridan Economic and Educational Development Authority Joint Powers Board, Forward Sheridan, Inc., Northern Wyoming Community College Foundation, and Whitney Benefits Advisory Council. He has also served as a director of many other civic and professional organizations, including Fannie Mae National Depository Board. Mr. Ferries has a bachelor's of science degree in economics from Rocky Mountain College and a master's degree in business administration from the University of Montana.

Park Price, president, chief executive officer, and a director of Bank of Idaho, was re-elected to a new four-year member directorship expiring December 31, 2014. Mr. Price also serves as a director of Delta Dental Plan of Idaho. In addition, he has served as a director of Western Independent Bankers and West One Bank, Idaho / U.S. Bank, Idaho, and on the Advisory Council of the Federal Reserve Bank of San Francisco. He has also served on the boards of numerous other business and civic organizations, including: Idaho Association of Commerce and Industry, Idaho Community Foundation, and Idaho Business Coalition for Education Excellence. Mr. Price holds a bachelor's degree in economics from Dartmouth College.

Jack T. Riggs, MD, of Coeur d'Alene, Idaho, was re-elected to a new four-year independent directorship expiring December 31, 2014. Dr. Riggs is a board-certified emergency medicine physician. Since 2005, he has been the chief executive officer of Pita Pit, Inc., franchiser of Pita Pit restaurants in the United States. In addition to his professional and entrepreneurial experience, Dr. Riggs served as an Idaho State Senator from 1996 to 2000 and as the state's Lieutenant Governor from 2001 to 2003. He has also served on the Idaho State Board of Health and Welfare. He is a graduate of the University of Idaho and the University of Washington School of Medicine.

The Seattle Bank's Board of Directors comprises financial service, business, and community leaders from across the Seattle Bank's district. In 2011, the Seattle Bank's board will include 14 directors: eight member directors and six independent directors. Two of the independent directors have been designated as public interest directors.

•	Member directors must be officers or directors of Seattle Bank member institutions.

•
Independent directors are required to have knowledge or experience in one or more of the following areas: auditing and accounting, derivatives, financial management, organizational management, project development, risk management practices, or the law.

•
Public interest directors are required to have at least four years of experience representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.

Directors generally serve four-year terms, which are staggered to help ensure continuity in corporate governance. Some directors may serve shorter terms so that approximately one-fourth of the terms will expire each year.

A complete listing of the Seattle Bank's Board of Directors is available on the bank's website at www.fhlbsea.com.

About the Seattle Bank
The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The bank's funding and financial services enable approximately 365 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies in Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, as well as in the U.S. territories of American Samoa and Guam and Commonwealth of the Northern Mariana Islands.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

###